Exhibit 3.1

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

Minutes of the Extraordinary General Meeting

held on May 10, 2012

Date, time and place: May 10, 2012, at 11:00 a.m., at the Company’s head office located in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000.

Attendance: Shareholders representing the entire capital stock, as per the signatures in the Book of Attendance of the Company’s Shareholders, attached to these Minutes as Schedule I.

Call Notice: Proof of prior call notice in the press waived pursuant to article 124, paragraph 4 of Law No. 6404 of December 15, 1976, as amended (the “Corporation Law”).

Presiding Board: Chairman: Arão Portugal; Secretary: Maria da Graça Montalvão.

Agenda: to discuss, resolve on and approve the proposal involving:

(i)                                     amendment to Article 2 of the Bylaws (Estatuto Social) to provide for the possibility of the Company’s opening, maintaining and closing, anywhere in Brazil or abroad, branches, main branches, agencies, offices, deposits or warehouses;

(ii)                                  dissolution of the Board of Directors (Conselho de Administração) and consequent amendment to the articles of the Bylaws pertinent and/or related in any way to the management of the Company, renumbering the other articles of the Bylaws;

(iii)                               amendment to Article 15, Paragraph 1 of the Bylaws to establish that “the Company shall be represented by two officers (diretores) signing jointly.” As a result of the amendment mentioned in the preceding item, this provision of the Bylaws shall henceforth be numbered Article 10, Paragraph 1;

(iv)                              Amendment to Article 15, Paragraph 3 of the Bylaws to establish that “the appointment of an officer to, individually, represent the Company before third parties for certain specific legal acts or transactions shall be made by the Executive Board at a meeting held specifically for such purpose.” As a result of the amendment mentioned in item “iii” above, this article of the Bylaws shall henceforth be numbered Article 10, Paragraph 3;

(v)                                 Amendment to Article 18 of the Bylaws to establish that “Powers of attorney shall always be issued in the name of the Company by two (2) officers, shall specify the powers granted and, except for those issued for judicial purposes, shall be valid for a period not exceeding three (3) years.” As a result of the amendments mentioned in the preceding items, this article of the Bylaws shall henceforth be numbered Article 13;

(vi)                              Amendment to Article 19 of the Bylaws to establish that “The acts of any of the Company’s officers, attorneys-in-fact or employees involving the Company in any obligations regarding businesses or transactions unrelated to its corporate purpose, such as sureties, aval guarantees, endorsements or any guarantees in favor of third parties, unless expressly authorized by the Executive Board in meeting, are hereby expressly forbidden, and shall be deemed null and void as regards the Company.” As a result of the amendments mentioned in the preceding items, this article of the Bylaws shall henceforth be numbered Article 14;

(vii)                           Amendment to Article 23, Paragraph 2 of the Bylaws to establish that “discussions on the items of business at the General Meeting shall be directed by a board composed of a chairman and a secretary, to be chosen by the shareholders in attendance.” As a result of the amendments mentioned in the preceding items, this article of the Bylaws shall henceforth be numbered Article 18, Paragraph 2;

(viii)                        Inclusion of a new Part IX to the Bylaws, stipulating that disputes shall be resolved by arbitration. As a result, the part dealing with Miscellaneous provisions shall henceforth be renumbered as Part X;

(ix)                              Exclusion of Article 33 of the Bylaws as a result of the inclusion of a new Part IX in the Bylaws, which already establishes that any disputes shall be referred to the courts in the Judicial District of São Paulo; and

(x)                                 Restatement of the Company’s Bylaws, incorporating the amendments stated in items (i) through (ix), as itemized above, as well as amendments previously made through resolutions passed in General Meetings or in meetings of the Company’s managing bodies, duly registered with the Board of Trade in the State of Goiás. As a result, the articles and paragraphs of the Company’s Bylaws have been renumbered, as per the Bylaws attached to these minutes as Schedule II.

Resolutions passed by unanimous vote: The shareholders in attendance, representing the entire capital stock of the Company, resolve as follows:

(i)                                     to amend Article 2 of the Bylaws to establish the possibility of the Company’s opening, maintaining and closing, anywhere in Brazil or abroad, branches, main branches, agencies, offices, deposits or warehouses, which article shall henceforth become effective with the following wording: “Article 2. The Company shall have its head office and legal domicile in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000, and may, at the discretion of the Executive Board, open, maintain and close, anywhere in Brazil or abroad, branches, main branches, agencies, offices, deposits or warehouses;”

(ii)                                  to dissolve the Board of Directors, so that the Company shall be managed solely by the Executive Board (Diretoria), pursuant to article 138 of the Corporation Law. As a consequence, the members of the Board of Directors are hereby dismissed, and the Company thanks them for their services. The members of the Board of Directors and the Company hereby grant each other full, complete, general, irrevocable and irreversible release as regards any and all acts performed in their capacity as directors of the Company and any rights related to such position, waiving all further claims in this regard, at any time. The members of the Board of Directors hereby dismissed represent that they have no further claim/complaint against the Company in any way.

As a result of the resolution passed herein, the shareholders approve the amendment to the articles of the Bylaws pertinent and/or related in any way to the management of the Company, including the amendment to Article 7, which shall henceforth become effective with the following wording: “Article 7. The Company shall be managed by an Executive Board (Diretoria) composed of no less than two (2) and no more than seven (7) officers, who need not be shareholders, but shall all be individuals resident in Brazil,” increasing the maximum number of officers to seven (7), the exclusion of articles 8 and 12 of the Bylaws, and the amendment to Articles 13 and 17 of the Bylaws, which shall henceforth become effective with the following new numbering and wording: “Article 8. The Officers (Diretores) shall be elected at a General Meeting (Assembléia Geral) and shall serve for three (3) years, reelection being permissible. Paragraph 1. The Officers elected shall be invested in office upon signing the proper book and after compliance with the requirements prescribed by law. Each Officer shall remain in office until his replacement is elected and invested in office. Paragraph 2. The aggregate compensation of the officers shall be established as determined by the General Meeting, pursuant to article 152 of the Corporation Law. Article 9. In the event of vacancy, for any reason, in any of the positions of the Executive Board, it shall be incumbent on the General Meeting to fill the vacancy with persons who will assume such position on an interim basis until expiration of the remaining term of office. Sole Paragraph. The officer designated pursuant to this article shall perform his duties for the remaining term of office of the officer who was replaced. Article 10. The Executive Board shall manage the Company’s business in general and perform all acts required or advisable to that end, except for those which, by law or by these Bylaws, fall under the authority of the General Meeting. The Executive Board powers include, without limitation, those sufficient to: (a) ensure compliance with the law and with these Bylaws; (b) ensure compliance with the resolutions passed at the General Meetings and at its own meetings; (c) manage, administer and oversee the Company’s business; and (d) issue and approve internal rules and instructions as it deems useful or necessary. Paragraph 1. The Company shall be represented, in and out of court, as plaintiff or defendant, before third parties, any government bodies or federal, state or municipal authorities, independent agencies, mixed-capital companies, and instrumentalities by two (2) officers signing jointly, regardless of the order of their appointment. Paragraph 2. The Executive Board may appoint any officer in meeting or authorize the granting of power of attorneys to third parties to, individually, perform certain specific acts falling within the duties of the Executive Board or of any officer, without prejudice to identical powers or duties granted by these Bylaws or by the Executive Board, to the Executive Board itself or to any officer. Paragraph 3. In the specific case of appointment of an officer to, individually, represent the Company before third parties for certain specific legal acts or transactions, the Executive Board shall meet specifically for such purpose. Article 11. The Executive Board shall meet whenever necessary. The meetings shall be presided over by the officer chosen at the time. Paragraph 1. Meetings shall always be called by any of the officers. The presence of a majority of the serving officers or of two serving officers, if there are only two, shall be required for meetings to be installed and pass valid resolutions. Paragraph 2. The Executive Board resolutions shall be put down in minutes drawn up in the proper book and shall be passed by a majority of votes; in the case of a tie, the chairman of the meeting shall have the casting vote. Article 12. In the event of temporary absence or impairment of any officer, said officer, subject to approval of the Executive Office, may designate an alternate to serve during his absence or impairment. The alternate of the officer shall perform all duties and have the powers, rights and duties of the replaced officer. Sole Paragraph. The alternate may be one of the other officers who, in this case, shall vote in the Executive Board meetings for himself and for the officer he is replacing.”;

(iii)                               to amend Article 15, Paragraph 1 of the Bylaws to establish that the Company shall be represented by two officers, signing jointly. As a result of the amendment mentioned in the preceding item, this provision of the Bylaws shall henceforth become effective with the following number and wording: “Article 10. Paragraph 1. The Company shall be represented, in and out of court, as plaintiff or defendant, before third parties, any government bodies or federal, state or municipal authorities, independent agencies, mixed-capital companies, and instrumentalities by two (2) officers signing jointly, regardless of the order of their appointment.”;

(iv)                              to amend Article 15, Paragraph 3 of the Bylaws to establish that the appointment of an officer to, individually, represent the Company before third parties for certain specific legal acts or transactions shall be made at a meeting held specifically for such purpose. As a result of the amendment mentioned in item “iii” above, this article of the Bylaws shall henceforth become effective with the following number and wording: “Article 10. Paragraph 3. The appointment of an officer to, individually, represent the Company before third parties for certain specific legal acts or transactions shall be made by the Executive Board at a meeting held specifically for such purpose.”;

(v)                                 to amend Article 18 of the Bylaws to establish that “Powers of attorney shall always be issued in the name of the Company by two (2) officers, shall specify the powers granted and, except for those issued for judicial purposes, shall be valid for a period not exceeding three (3) years.” As a result of the amendments mentioned in the preceding items, this article of the Bylaws shall henceforth be numbered Article 13.

(vi)                              to amend Article 19 of the Bylaws to establish that “The acts of any of the Company’s officers, attorneys-in-fact or employees involving the Company in any obligations regarding businesses or transactions unrelated to its corporate purpose, such as sureties, aval guarantees, endorsements or any guarantees in favor of third parties, unless expressly authorized by the Executive Board (Diretoria) in meeting, are hereby expressly forbidden, and shall be deemed null and void as regards the Company.” As a result of the amendments mentioned in the preceding items, this article of the Bylaws shall henceforth be numbered Article 14.

(vii)                           to amend Article 23, Paragraph 2 of the Bylaws to establish that the discussions on the items of business at the General Meeting shall be directed by a board composed of a chairman and a secretary, to be chosen by the shareholders in attendance. As a result of the amendment mentioned in item (iii) above, this article of the Bylaws shall become effective with the following number and wording: “Article 18. Paragraph 2. Discussions on the items of business at the General Meeting shall be directed by a board composed of a chairman and a secretary, to be chosen by the shareholders in attendance.”;

(viii)                        to include a new Part IX in the Bylaws, stipulating that disputes shall be resolved by arbitration. As a result of the amendment mentioned in item (iii) above, this article of the Bylaws shall become effective with the following number and wording: “PART IX — DISPUTE RESOLUTION. Article 27. The Company’s shareholders and officers shall put forth their best efforts to resolve out of court any and all disputes arising out of these Bylaws, submitting them, if necessary, to discussion and resolution in internal meetings and/or General Meetings, as the case may be. If the dispute remains unresolved, it shall be resolved on a definitive basis by arbitration by the Arbitration Center of the Brazil-Canada Chamber of Commerce, in accordance with its Rules then in force. The arbitral proceeding shall follow the rules below: (a) be carried out by a single arbitrator appointed pursuant to said Rules; the arbitrator shall preferably be knowledgeable of and have expertise in mining activities; (b) have its venue in the City of São Paulo, State of São Paulo; (c) be officially initiated by any interested party within thirty (30) days from the date of any General Meeting unable to resolve the dispute on an amicable basis; (d) the official languages shall be necessarily Portuguese and English; (e) the arbitral award shall be issued within sixty (60) days from the date the arbitration was initiated; and (f) the arbitral award shall be immediately enforced by the parties. Sole Paragraph. The shareholders elect the courts in the Judicial District of São Paulo, State of São Paulo, for filing of any urgent judicial measures required to resolve the disputes originating from any arbitral proceeding contemplated by Article 27 or from any other matter that cannot be subject to said alternative form of dispute resolution.” As a result, the part dealing with Miscellaneous provisions shall henceforth be renumbered as Part X;

(ix)                              to exclude Article 33 of the Bylaws as a result of the inclusion of a new Part IX in the Bylaws, which already establishes that any disputes shall be referred to the courts in the Judicial District of São Paulo; and

(x)                                 to restate the Company’s Bylaws, incorporating the amendments stated in items (i) through (ix), as itemized above, as well as the amendments previously made through resolutions passed in General Meetings or in meetings of the Company’s managing bodies, duly registered with the Board of Trade in the State of Goiás. As a result, the articles and paragraphs of the Company’s Bylaws have been renumbered, as per the Bylaws attached to these minutes as Schedule II.

Closing and Drawing-up of Minutes: There being no further business to transact, the Chairman offered the floor to whoever wished to take it and, as no one did, the meeting was adjourned for the time necessary to draw up these minutes which, upon reopening of the meeting, were read, approved and signed by all those in attendance. Place and date: Alto Horizonte, May 10, 2012. Presiding Board: Chairman: Arão Portugal; Secretary: Maria da Graça Montalvão. Shareholders in attendance: Yamana Brazil Holdings B.V., by Ludovico Sebastião Costa; Charles Bruce Main; and Peter Marrone. I certify that this is a true copy of the original transcribed from the proper book.

Alto Horizonte, May 10, 2012

Presiding Board:

[signature of Arão Portugal — Chairman]

[signature of Maria da Graça Montalvão — Secretary]

[stamp and seals of the Bureau of Vital Statistics and Notary Office in the 30th Subdistrict - Ibirapuera, dated May 17, 2012, certifying the signatures of Arão Portugal and Maria da Graça Montalvão]

[stamp of the Board of Trade in the State of Goiás, attesting that these minutes were filed under No. 52120941635 on June 27, 2012]

SCHEDULE I

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

SHAREHOLDERS ATTENDANCE LIST

Extraordinary General Meeting held on May 10, 2012 at 11:00 a.m. Call notice waived pursuant to article 124, paragraph 4 of Law No. 6404 of December 15, 1976, as amended (the “Corporation Law”).

Share Classification

Running number	Shareholder	Nationality	Head office	Number of shares	Number of votes
01	P. Yamana Brazil Holdings B.V., Mr. Arão Portugal	Dutch	Prins Bernhardplein 200, 1097JB, Amsterdam, the Netherlands	35,101 common registered shares 66,600 preferred registered shares	35,101
02	P. Yamana International Holdings Coöperatie U.A., Mr. Arão Portugal	Dutch	15 Thorncrest Road, Toronto, Ontario, Canada Zip Code M9A1R8	1 common registered share	1
TOTAL				35,102 common registered shares 66,600 preferred registered shares	35,102

Alto Horizonte, May 10, 2012

[signature of Arão Portugal, Chairman]

[signature of Maria da Graça Montalvão, Secretary]

[stamp and seals of the Bureau of Vital Statistics and Notary Office in the 30th Subdistrict - Ibirapuera, dated May 17, 2012, certifying the signature of Arão Portugal and Maria da Graça Montalvão]

SCHEDULE II

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

BYLAWS

OF

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

PART I — NAME, PRINCIPAL PLACE OF BUSINESS, PURPOSE AND DURATION

Article 1.                                                The name of the company shall be MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

Article 2.                                                The company shall have its principal place of business and legal domicile in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000. It may open, maintain and close anywhere in Brazil or abroad, at the discretion of its Executive Board (Diretoria), branches, main branches, agencies, offices, deposits or warehouses.

Sole Paragraph              The company keeps a closed deposit at a real property located on Via VP 5-E, Lot/module 19, DAIA, CEP 75133-600, in the City of Anápolis, State of Goiás.

Article 3.                                                The Company is engaged in: (i) exploration, processing, mining, industrialization, road transport, marketing or sale of mineral resources of any kind; (ii) importation and exportation of products related to its core activity; and (iii) the holding of equity interests in other companies, in Brazil and/or abroad, as partner, shareholder or member.

Article 4.                                                The Company is established for an indefinite period.

PART II — CAPITAL STOCK

Article 5.                                                The Company’s capital stock is five hundred and sixty million seven hundred and fifteen thousand two hundred and twenty-nine Brazilian Reals and thirty-one centavos (R$ 560,715,229.31), represented by one hundred and one thousand seven hundred and two (101,702) shares, of which thirty-five thousand one hundred and two (35,102) are common registered shares and sixty-six thousand six hundred (66,600) are preferred registered shares, all without par value.

Paragraph 1.                           Each common share shall carry one vote at the Company’s General Meetings of shareholders.

Paragraph 2.                           The issue price of the shares and the conditions and time frames for payment thereof shall be established at a General Meeting, taking into account the applicable elements of economic and financial analysis.

Paragraph 3.                           If the subscriber offers assets as payment of capital, approval shall depend on a resolution passed at an Extraordinary General Meeting, subject to the provisions of article 8 of Law No. 6404 of December 15, 1976.

Paragraph 4.                           The shareholder that fails to pay up, within the established time frames, in whole or in part, its subscribed or acquired shares shall be declared in default and shall be subject to payment of interest at one percent (1%) per month on the payment amount in arrears, adjusted for inflation.

Paragraph 5.                           The shares may be represented by multiple share certificates, which shall comply with legal requirements. Upon the shareholder’s request, the multiple share certificates may be grouped or split and the expenses to that end, which shall never exceed their actual cost, shall be borne by the shareholder concerned.

Paragraph 6.                           The multiple share certificates and the provisional certificates that represent them, if and when issued, shall be signed by two (2) Officers (Diretores).

Paragraph 7.                           Shareholders shall have a preemptive right to subscribe for new shares of the capital stock ratably to the number of shares held thereby. Each shareholder shall exercise its preemptive right over shares identical to those held thereby. Shareholders shall have thirty (30) days from publication of the Minutes of the General Meeting that resolves on the capital increase to exercise their preemptive right. Unsubscribed shares, if any, shall be apportioned ratably to the subscribed amounts among the shareholders that requested reservation of unsubscribed shares, and such condition shall be stated in the subscription list.

Article 6.                                                No shareholder may assign, dispose of or otherwise sell, transfer, encumber or create a lien, in whole or in part, directly or indirectly, on its shares or its preemptive right to subscribe for shares of the Company without previously offering said shares or rights to the Company itself and, if the Company does not wish to acquire them, to the other shareholders, as provided in the following paragraphs.

Paragraph 1.                           The shareholders wishing to dispose of their shares or rights, in whole or in part, shall first communicate their intention to the Company’s Executive Board in writing and against receipt, specifying the number of shares they intend to sell, the price, payment method and name of the party interested in acquiring such shares, even if a Company shareholder, and providing any other explanations they deems advisable. If there is no interested party, the offeror of the shares shall send, together with the communication dealt with in this paragraph, a valuation report on its shares, prepared by an internationally renowned audit firm, based on the latest balance sheet prepared by the Company.

Paragraph 2.                           Upon receipt of the communication dealt with in the preceding item, the Executive Board shall call the General Meeting to resolve on the acquisition by the Company of the offered shares so that the Company may exercise its preemptive right to acquire the shares. Said General Meeting shall be held within fifteen (15) days from the date of the call notice. The Company having exercised such right, the shares so acquired shall be held in treasury for future sale.

Paragraph 3.                           The acquisition of shares by the Company to be held in treasury shall be made up to the balance of profits and reserves, except for the legal reserve, without any capital reduction, and no unpaid shares shall be acquired.

Paragraph 4.                           The shares regarding which the Company does not express its interest in exercising its preemptive right or remains silent with respect to its intention of exercising said right within the time frame prescribed by Paragraph 2 of this article shall be mandatorily offered to the shareholders holding shares identical to those being offered, ratably to the number of shares already held thereby, observing the form and procedure established in the following paragraphs.

Paragraph 5.                           Upon expiration of the period dealt with in Paragraph 2 above, if the Company has not exercised its preemptive right to acquire the offered shares, it shall inform the other shareholders holding shares identical to those being offered, by registered letter or letter against receipt, telegram, fax message or e-mail, of the intention of said shareholder to sell, assign or transfer its shares and the terms and conditions of the proposal, specifying, unless otherwise established by the offering shareholder, that any acquisitions to be made by one or more shareholders in the exercise of the right conferred thereon under the following paragraph shall be conditional on disposal of all the shares included the proposal dealt with in this article.

Paragraph 6.                           Within thirty (30) days from receipt of the written communication sent by the Executive Board, the shareholders shall express their intention of exercising their preemptive right to acquire the shares in the same terms and conditions established in the written notice sent by the offering shareholder to the Executive Board, ratably to the number of shares held thereby.

Paragraph 7.                           The shares regarding which the shareholders state they do not wish to exercise their preemptive right or remain silent about their intention of exercising said right within the time frame established by Paragraph 6 of this article shall be mandatorily offered to the other shareholders ratably to those shares already held thereby, following the form and procedure stipulated in the preceding paragraphs.

Paragraph 8.                           The Executive Board having received the answer of one or more shareholders to the effect that all the shares offered will be acquired thereby, it shall call said shareholder or shareholders so that, within fifteen (15) days, they come to the Company’s head office to carry out the transfer of the shares. If one or more shareholders fail to come to the Company’s head office within said period, the provisions of Paragraph 9 of this article shall apply automatically.

Paragraph 9.                           Upon expiration of the periods established in the preceding paragraphs, if some of the offered shares have still not been acquired pursuant to this article, the shareholder shall be entitled to dispose of the entire lot included in the initial offer to the interested party in the same conditions as those transcribed in the communication made to the Executive Board informing it about its intention of transferring its shares. If the disposal is not completed within the following period of one hundred and twenty (120) days and if the offeror wishes to dispose of the shares in conditions different from those originally informed to the Executive Board, the procedure set forth in the preceding paragraphs shall be observed again and thus successively until all shares are sold, assigned or transferred, according to the intention of their holder.

Paragraph 10.                    Any and all sales, assignments or transfers of shares or rights to subscription therefor carried out in violation of the provisions of this article shall be deemed null and void by operation of law.

PART III - MANAGEMENT

Article 7.                                                The Company shall be managed by an Executive Board (Diretoria) composed of no less than two (2) and no more than seven (7) Officers (Diretores), who need not be shareholders but shall all reside in Brazil.

Article 8.                                                The Officers shall be elected at a General Meeting and shall serve for three (3) years, reelection being permissible.

Paragraph 1.                           The Officers elected shall be invested in office by signing the proper book, after compliance with legal requirements. Each Officer shall remain in office until his/her replacement is elected and invested in office.

Paragraph 2.                           The aggregate compensation of the Officers shall be established as determined by the General Meeting, pursuant to article 152 of the Corporation Law.

Article 9.                                                In the event of vacancy, for any reason, in any of the positions of the Executive Board, it shall be incumbent on the General Meeting to fill the vacancy with persons who will assume such position on an interim basis until expiration of the remaining term of office.

Sole Paragraph              The officer designated pursuant to this article shall perform his duties for the remaining term of office of the officer who was replaced.

Article 10.                                         The Executive Board shall manage the Company’s business in general and perform all acts required or advisable to that end, except for those which, by law or by these Bylaws, fall under the authority of the General Meeting or of the Board of Directors (Conselho de Administração). The Executive Board powers include, without limitation, those sufficient to:

(a) ensure compliance with the law and with these Bylaws;

(b) ensure compliance with the resolutions passed at the General Meetings, the meetings of the Board of Directors and its own meetings;

(c) manage, administer and oversee the Company’s business; and

(d) issue and approve internal rules and instructions as it deems useful or necessary.

Paragraph 1. The Company shall be represented, in and out of court, as plaintiff or defendant, before third parties, any government bodies or federal, state or municipal authorities, independent agencies, mixed-capital companies, and instrumentalities by two (2) officers signing jointly, regardless of the order of their appointment.

Paragraph 2. The Executive Board may, in meeting, appoint any officer or authorize the granting of power of attorneys to third parties to, individually, perform certain specific acts falling within the duties of the Executive Board or of any officer, without prejudice to identical powers or duties granted by these Bylaws or by the Executive Board to the Executive Board itself or to any officer.

Paragraph 3. In the specific case of appointment of an officer to, individually, represent the Company before third parties for certain specific legal acts or transactions, the Executive Board shall meet specifically for such purpose.

Article 11.                                         The Executive Board shall meet whenever necessary. The meetings shall presided over by the officer chosen at the time.

Paragraph 1. Meetings shall always be called by any of the officers. The presence of a majority of the serving officers or of two serving officers, if there are only two, shall be required for meetings to be installed and pass valid resolutions.

Paragraph 2. The Executive Board resolutions shall be put down in minutes drawn up in the proper book and shall be passed by a majority of votes; in the case of a tie, the chairman of the meeting shall have the casting vote.

Article 12. In the event of temporary absence or impairment of any officer, said officer, subject to approval of the Executive Office, may designate an alternate to serve during his absence or impairment. The alternate of the officer shall perform all duties and have the powers, rights and duties of the replaced officer.

Sole Paragraph. The alternate may be one of the other officers who, in this case, shall vote in the Executive Board meetings for himself and for the officer he is replacing.

Article 13.                                         Powers of attorney shall always be issued in the name of the Company by two (2) officers, shall specify the powers granted and, except for those issued for judicial purposes, shall be valid for a period not exceeding three (3) years.

Article 14.                                         The acts of any of the Company’s officers, attorneys-in-fact or employees involving the Company in any obligations regarding businesses or transactions unrelated to its corporate purpose, such as sureties, aval guarantees, endorsements or any guarantees in favor of third parties, unless expressly authorized by the Executive Board in meeting, are hereby expressly forbidden, and shall be deemed null and void as regards the Company.

PART IV — FISCAL BOARD (CONSELHO FISCAL)

Article 15.                                         The Fiscal Board, when in operation, shall be composed of three (3) sitting members and the same number of alternates, elected by the General Meeting, who shall be individuals resident and domiciled in Brazil who meet the requirements set forth in article 162 of Law No. 6404 of December 15, 1976 and may be reelected either jointly or individually.

Article 16.                                         The Fiscal Board shall not operate on a permanent basis and shall only be installed upon occurrence of the event set forth in article 161, paragraph 2 of Law No. 6404 of December 15, 1976.

Article 17.                                         The Fiscal Board, when in operation, shall have the duties and powers conferred thereon by law.

PART V — GENERAL MEETING (ASSEMBLÉIA GERAL)

Article 18.                                         The shareholders shall mandatorily hold a General Meeting once a year within the first four (4) months following closing of the fiscal year. Extraordinary General Meetings may be held whenever required by the Company’s interests.

Paragraph 1.                           Call notices for General Meetings shall be signed by any of the Officers or by any shareholder and shall state the agenda, even if in summary form, as well as the day, place and time of the Meeting.

Paragraph 2.                           The discussions on the items of business at the General Meeting shall be directed by a board composed of a chairman and a secretary, to be chosen by the shareholders in attendance.

Paragraph 3.                           Only shareholders whose shares are registered in their name in the proper book no later than five (5) days before the date of the respective Meeting may take part in the General Meeting.

PART IV — FISCAL YEAR, FINANCIAL STATEMENTS AND ALLOCATION OF PROFITS

Article 19.                                         The Company’s fiscal year shall end on December thirty-first (31st) each year.

Article 20.                                         At the end of each fiscal year, the management bodies shall close the General Balance Sheet and prepare the Accounting Statements in order to, pursuant to prevailing legislation, ascertain and demonstrate, by means of procedures based on the criteria of valuation and classification of assets, liabilities and results, the profits or losses for the fiscal year, the accrued profit or loss, and evidence the status of the Company’s assets, which shall be the subject matter of a resolution passed by the General Meeting, together with the other statements.

Article 21.                                         Accrued losses and the income tax reserve shall be deducted, before any sharing in profits, from the result ascertained in each fiscal year, followed by the shares in profit proposed by the management bodies pursuant to article 190 of Law 6404/76.

Article 22.                                         From the net profit for the fiscal year, as defined in article 191 of Law 6404/76, five percent (5%) shall be used to form the legal reserve, before any other allocation, and said reserve shall not exceed twenty percent (20%) of the capital stock.

Article 23.                                         The profit balance shall be allocated as determined by the General Meeting, upon the recommendation of the Company’s management bodies.

Article 24.                                         The Company may prepare interim balance sheets at intervals shorter than one year. Upon a resolution passed by the General Meeting, the Company may:

(a)                                 declare the payment of dividends or interest on equity, charging them to the account of the profit ascertained in a balance sheet prepared at an interval shorter than one year, applied to the value of the mandatory dividend, if any;

(b)                                 pay out dividends or interest on equity, applied to the value of the mandatory dividend, if any, based on balance sheets prepared at intervals shorter than one year, provided that the total amount of dividends paid in each base period of the fiscal year does not exceed the amount of the capital reserves; and

(c)                                  declare interim dividends or interest on equity, charging them to the accrued profit account or profit reserve account shown on the latest annual or half-yearly balance sheet, applied to the value of the mandatory dividend, if any.

Sole Paragraph              Dividends shall be paid within sixty (60) business days from the date of publication of the General Meeting that declares them. Any dividends not received or not claimed shall be time barred three (3) years after the date on which they were placed at the disposal of the shareholder, and shall revert in favor of the Company.

PART VII — LIQUIDATION

Article 25.                                         The Company shall be liquidated in the events prescribed by law or by resolution of the shareholders, it being incumbent on the General Meeting to determine the manner of liquidation and the appointment of the Liquidator and of the Fiscal Board that will operate during the liquidation phase.

PART VIII — JUDICIAL AND EXTRAJUDICIAL REORGANIZATION

Article 26.                                         The Company may petition for granting of judicial reorganization or for ratification of an extrajudicial reorganization plan by resolution of one or more shareholders holding more than half of the capital stock, except in urgent cases, in which event the officers may do so upon the written authorization of the shareholders holding more than half of the capital stock.

PART IX — DISPUTE RESOLUTION

Article 27.                                         The Company’s shareholders and officers shall put forth their best efforts to resolve out of court any and all disputes arising out of these Bylaws, submitting them, if necessary, to discussion and resolution in internal meetings and/or General Meetings, as the case may be. If the dispute remains unresolved, it shall be resolved on a definitive basis by arbitration by the Arbitration Center of the Brazil-Canada Chamber of Commerce in accordance with its Rules then in force. The arbitral proceeding shall follow the rules below:

(a)                                 be carried out by a single arbitrator appointed pursuant to said Rules; the arbitrator shall preferably be knowledgeable of and have expertise in mining activities;

(b)                                 have its venue in the City of São Paulo, State of São Paulo;

(c)                                  be officially initiated by any interested party within thirty (30) days from the date of any General Meeting unable to resolve the dispute on an amicable basis;

(d)                                 the official languages shall be necessarily Portuguese and English;

(e)                                  the arbitral award shall be issued within sixty (60) days from the date the arbitration was initiated; and

(f)                                   the arbitral award shall be immediately enforced by the parties.

Sole Paragraph              The shareholders elect the courts in the Judicial District of São Paulo, State of São Paulo, for filing of any urgent judicial measures required to resolve the disputes originating from any arbitral proceeding contemplated by Article 27 or any other matter that cannot be subject to said alternative form of dispute resolution.

PART X — FINAL PROVISIONS

Article 28.                                         The events not contemplated by these Bylaws shall be resolved by the Executive Board, provided that they do not depend on the pronouncement of the General Meeting of Shareholders of the Company.

“I certify that these are the restated Bylaws of Mineração Maracá Indústria e Comércio S/A, approved in the Extraordinary General Meeting held on May 10, 2012.”

São Paulo, May 10, 2012

Presiding Board:

[signature of Arão Portugal, Chairman]

[signature of Maria da Graça Montalvão, Secretary]

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

Minutes of the Extraordinary General Meeting

held on January 2, 2013

Date, time and place: January 2, 2013, at 3:00 p.m., at the Company’s head office in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000.

Attendance: (i) shareholders representing the entire capital stock, as per the signatures in the Book of Attendance of Shareholders of the Company, attached to these minutes as Schedule I; and (ii) Ms. Ana Lucia Martins, Brazilian, married, agronomist, bearer of identity card RG No. 16.253.541-7 SSP/SP, enrolled in the Individual Taxpayer’s Register of the Ministry of Finance (CPF/MF) under No. 110.066.918-39, resident and domiciled at Rua Passo da Pátria, nº 1308, apto. 62, Vila Leopoldina, CEP 05085-000, in the City of São Paulo, State of São Paulo and Mr. Rogério de Matos Dias, Brazilian, mechanical engineer, married, bearer of identity card RG No. M.2.584.584 SSP/MG, enrolled in CPF/MF under No. 487.485.366-87, resident and domiciled at Rua Canário, nº 644, apto. 54, Moema, CEP 04521-002, in the City of São Paulo, State of São Paulo, the legal representatives of COMPANHIA GOIANA DE OURO, a joint stock company (sociedade por ações) with its principal place of business in the City of Pilar de Goiás, State of Goiás, at Fazenda Nossa Senhora do Pilar, located on Rodovia GO-154, direction Pilar-Itapaci, km 02, s/nº, Zona Rural, CEP 76.370-000, enrolled in CNPJ under No. 11.232.074/0001-70, with its bylaws filed with the Board of Trade in the State of Goiás under NIRE 52.300.014-026 on November 9, 2010 (“CGO”).

Call Notice: Proof of prior call notice in the press waived pursuant to article 124, paragraph 4 of Law No. 6404 of December 15, 1976, as amended (the “Corporation Law”)

Presiding Board: Chairman: Arão Portugal; Secretary: Maitê Prieto Garcia de Jesus.

Agenda: To approve the following matters relating to the partial spin-off of the Company, with absorption of the spun-off portion by CGO: (i) to ratify the appointment and engagement of the expert company that prepared the valuation report, at book equity value, on the net equity of the Company to be spun off, based on the Company’s balance sheet prepared as of November 30, 2012, required to resolve on the partial spin-off of the Company (“Valuation Report”); (ii) to examine and approve the Valuation Report, attached as Schedule II to the Plan of Justification of Partial Spin-off of Mineração Maracá Indústria e Comércio S.A., followed by Merger into Companhia Goiana de Ouro,”; (iii) to examine and approve the “Plan of justification and Partial Spin-off of Mineração Maracá Indústria e Comércio S.A., followed by merger of the Spun-off Portion into Companhia Goiana de Ouro”, executed on the date hereof between the senior managements of the Company and CGO, providing for the partial spin-off of the Company with transfer of a portion of the assets to CGO (“Plan”); (iv) to review the partial spin-off of the Company with transfer of a portion of the assets to CGO, subject to the terms and conditions of the Plan; (v) to resolve on the reduction in the Company’s capital resulting from the partial spin-off proposed herein, as stipulated in the Plan, with the consequent amendment to the Company’s Bylaws, also reflecting the changes resulting from the resolutions passed herein; and (vi) to authorize the Company’s officers to perform all the acts required for actual formalization of the partial spin-off of the Company with transfer of a portion of the assets to CGO.

Resolutions passed by unanimous vote: (i) appointment of Actual Consultoria Ltda., a simple same profession company (sociedade simples uniprofissional) with its head office at Rua Amália de Noronha, 402, in the City of São Paulo, State of São Paulo, enrolled in CNPJ/MF under No. 58.002.809/0001-32 and in the Regional Accounting Board in São Paulo (CRC-SP) under No. 2SP014488/O-4, represented by its partner, Mauro Stacchini Jr., Brazilian, married, accountant, enrolled in CRC under No. 1SP117498/O-o, bearer of identity card RG No. 6.312.284-4 SSP/SP (“Expert Company”), in charge of preparing the Valuation Report on the book net equity of the Company to be spun-off; (ii) approval without reservations of the Valuation Report prepared by the Expert Company, attached as Schedule II to the Plan, justifying setting of the total value of the net assets of the Company to be spun off at fifty-five million six hundred and ten thousand six hundred and forty-nine Brazilian Reals (R$ 55,610,649.00); (iii) approval in full and without reservations of the Plan prepared in reliance on articles 224 and 225 of the Corporation Law, which is made an integral part of these minutes as “Schedule II”; (iv) as a consequence of the resolutions passed herein, the partial spin-off of the Company was approved in the terms and conditions established in the Plan, upon spin-off of assets of the Company, designated “Caiamar Project Assets,” represented by the mineral rights which are the subject matter of National Mineral Production Department (“DNPM”) proceedings No. 860.914/1984 (Mining Ordinance No. 18 of January 19, 2002) and 861.703/1984 (Mining Ordinance No. 33 of January 14, 2002, rectified on February 24, 2002) (“Mineral Rights”) and furniture, utensils, pieces of equipment and assets related to the Mineral Rights, as described in Schedule I to the Plan, with their consequent transfer to CGO; (v) as a consequence of the resolutions passed herein and of other resolutions previously passed in General Meetings, approval of the reduction in the Company’s capital stock, in the amount of fifty-five million six hundred and ten thousand six hundred and forty-nine Brazilian Reals (R$ 55,610,649.00), from five hundred and sixty million seven hundred and sixteen thousand two hundred and twenty-nine Brazilian Reals and thirty-one centavos (R$ 560,716,229.31) to five hundred and five million one hundred and five thousand five hundred and eighty Brazilian Reals and thirty-one centavos (R$ 505,105,580.31), maintaining the number of shares. Therefore, the Company’s capital stock, subscribed for and fully paid up, shall henceforth be five hundred and five million one hundred and five thousand five hundred and eighty Brazilian Reals and thirty-one centavos (R$ 505,105,580.31), represented by one hundred and one thousand seven hundred and two (101,702) shares, of which thirty-five thousand one hundred and two (35,102) are common registered shares and sixty-six thousand six hundred (66,600) are preferred registered shares, all without par value. As a consequence of the reduction in the capital stock, Article 5 of the Company’s Bylaws shall henceforth become effective with the following new wording: “PART II — CAPITAL STOCK. Article 5. The Company’s capital stock is five hundred and five million one hundred and five thousand five hundred and eighty Brazilian Reals and thirty-one centavos (R$ 505,105,580.31), represented by one hundred and one thousand seven hundred and two (101,702) shares, of which thirty-five thousand one hundred and two (35,102) are common registered shares and sixty-six thousand six hundred (66,600) are preferred registered shares, all without par value. Paragraph 1. Each common share shall carry one vote at the Company’s General Meetings of shareholders. Paragraph 2. The issue price of the shares and the conditions and time frames for payment thereof shall be established at a General Meeting, taking into account the applicable elements of economic and financial analysis. Paragraph 3. If the subscriber offers assets as payment of capital, approval shall depend on a resolution passed at an Extraordinary General Meeting, subject to the provisions of article 8 of Law No. 6404 of December 15, 1976. Paragraph 4. The shareholder that fails to pay up, within the established time frames, in whole or in part, its subscribed or acquired shares shall be declared in default and shall be subject to payment of interest at one percent (1%) per month on the payment amount in arrears, adjusted for inflation. Paragraph 5. The shares may be represented by multiple share certificates, which shall comply with legal requirements. Upon the shareholder’s request, the multiple share certificates may be grouped or split and the expenses to that end, which shall never exceed their actual cost, shall be borne by the shareholder concerned. Paragraph 6. The multiple share certificates and the provisional certificates that represent them, if and when issued, shall be signed by two (2) Officers (Diretores). Paragraph 7. Shareholders shall have a preemptive right to subscribe for new shares of the capital stock ratably to the number of shares held thereby. Each shareholder shall exercise its preemptive right over shares identical to those held thereby. Shareholders shall have thirty (30) days from publication of the Minutes of the General Meeting that resolves on the capital increase to exercise their preemptive right. Unsubscribed shares, if any, shall be apportioned ratably to the subscribed amounts among the shareholders that requested reservation of unsubscribed shares, and such condition shall be stated in the subscription list.”; and (vi) authorization for the Company’s officers to perform, individually, all acts supplemental to and/or resulting from the partial spin-off approved herein, with full and general powers to make all registrations, transcriptions, annotations or communications required to completely implement the partial spin-off in the terms approved herein, as well as any other acts required for good and true compliance with the resolutions approved herein, ratifying all acts performed to that end.

Closing and Drawing-up of Minutes: There being no further business to transact, the Chairman offered the floor to whoever wished to take it and, as no one did, the meeting was adjourned for the time necessary to draw up these minutes which, upon reopening of the meeting, were read, approved and signed by all those in attendance. Place and date: Alto Horizonte, State of Goiás, on January 2, 2013. Presiding Board: Arão Portugal; Secretary: Maitê Prieto Garcia de Jesus. Shareholders in attendance: Yamana Brazil Holdings B.V., by Arão Portugal, and Yamana International Holdings Coöperatie U.A., by Arão Portugal. Representatives of Companhia Goiana de Ouro: Ana Lucia Martins and Rogério de Matos Dias. I certify that this is a true copy of the original transcribed from the proper book.

Alto Horizonte, January 2, 2013

Presiding Board:

[signature of Arão Portugal, Chairman]

[signature of Maitê Prieto Garcia de Jesus, Secretary]

[stamp of the Board of Trade in the State of Goiás, attesting to filing of this document under No. 52130258453 on February 18, 2013]

[stamp and seals of the Bureau of Vital Statistics and Notary Office in the 30th Subdistrict - Ibirapuera, dated January 24, 2013, certifying the signatures of Arão Portugal and Maitê Prieto Garcia de Jesus]

MINERAÇÃO MARACÁ INDÚSTRIA E COMÉRCIO S.A.

CNPJ No. 86.902.053/0001-13

NIRE 52.300.008.328

Minutes of the Extraordinary General Meeting

held on January 2, 2013

Date, time and place: January 2, 2013, at 12:00 p.m., at the Company’s head office in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, s/nº, Zona Rural, CEP 76560-000.

Attendance: (i) shareholders representing the entire capital stock, as per the signatures in the Book of Attendance of Shareholders of the Company, attached to these minutes as Schedule I; and (ii) Arão Portugal, Brazilian, married, business administrator, bearer of identity card RG No. 214.384-ES SPTC/ES, enrolled in CPF/MF under No. 377.121.017-87, resident and domiciled at Rua Gaivota, nº 646, apto. 112, Indianópolis, CEP 04522-031, in the City of São Paulo, State of São Paulo, and Maria da Graça Montalvão, Brazilian, lawyer, divorced, bearer of identity card RG No. 54.861.403-9 SSP/SP, enrolled in CPF/MF under No. 608.812.406-72 and in the Brazilian Bar Association, Minas Gerais State Chapter (OAB/MG) under No. 48514, domiciled at Rua Leonardo Cerveira Varandas, 50, Bloco I, apto. 15, Paraiso do Morumbi, CEP 05705-270, in the City of São Paulo, State of São Paulo, the legal representatives of MINERAÇÃO RIO LARGO S.A., a joint stock company (sociedade anônima) with its head office in the Municipality of Cuiabá, State of Mato Grosso, at Praça Moreira Cabral, 70, Conjunto 04, sala 14, downtown, CEP 78.020-010, enrolled in CNPJ/MF under No. 13.751.382/0001-37, with its acts of incorporation filed with the Board of Trade in the State of Mato Grosso under NIRE 5130001095-0 (“Rio Largo”).

Call Notice: Proof of prior call notice in the press waived pursuant to article 124, paragraph 4 of Law No. 6404 of December 15, 1976, as amended (the “Corporation Law”)

Presiding Board: Chairman: Arão Portugal; Secretary: Maitê Prieto Garcia de Jesus.

Agenda: To approve the following matters resulting from the merger of Rio Largo into the Company: (i) to ratify the appointment and engagement of the expert valuation company Actual Consultoria Ltda., a simple same profession company (sociedade simples uniprofissional) with its head office at Rua Amália de Noronha, 402, in the City of São Paulo, State of São Paulo, enrolled in CNPJ/MF under No. 58.002.809/0001-32 and in the Regional Accounting Board in São Paulo (CRC-SP) under No. 2SP014488/O-4, which prepared the valuation report, at book value, of the net equity of Rio Largo, based on the balance sheet prepared as of November 30, 2012 (“Valuation Report”); (ii) to examine and approve the “Plan of Justification and Merger of Mineração Rio Largo S.A. into Mineração Maracá Indústria e Comércio S.A.”, executed on December 28, 2012 between the senior management of the Company and the senior management of Rio Largo (“Plan of Merger”); (iii) to review and approve the Valuation Report, attached to the Plan of Merger as Schedule I; (iv) to discuss and approve the proposal of merger of Rio Largo into the Company, subject to the terms and conditions of the Plan of Merger, with the consequent termination of Rio Largo; (v) to resolve on the Company’s capital increase, resulting from the merger proposed herein, as stipulated in the Plan of Merger, without the issue of new shares, with the consequent amendment to the Bylaws of the Company, reflecting the changes resulting from the resolutions passed herein; and (vi) to authorize the Company’s officers to perform all acts required for actual formalization of the merger of Rio Largo into the Company.

Resolutions passed by unanimous vote: After extensive discussions, the shareholders resolved, by unanimous vote, (i) to ratify the engagement of Actual Consultoria Ltda. to value the net equity of Rio Largo, at book value, based on the balance sheet of Rio Largo prepared as of November 30, 2012, pursuant to applicable legislation, and preparation of the Valuation Report; (ii) to approve in full and without reservations the Plan of Merger, which establishes the conditions under which Rio Largo will be merged into the Company, prepared in reliance on articles 224 and 225 of the Corporation Law, which is made an integral part of these minutes as Schedule II; (iii) to approve in full the Valuation Report attached to the Plan of Merger, prepared by Actual Consultoria Ltda., which justifies setting of the total value of the net equity of Rio Largo to be merger at one thousand Brazilian Reals (R$ 1,000.00); (iv) as a result of the aforementioned resolutions, to approve the merger of Rio Largo into the Company, subject to the terms and conditions of the Plan of Merger, with the consequent termination, by operation of law, of Rio Largo, with the merger of all its assets into the Company, and transfer to the Company of all assets, rights and obligations of Rio Largo. Pursuant to article 227 of the Corporation Law and to the Plan of Merger, it is hereby established that, upon the merger of Rio Largo into the Company and its consequent termination, the Company shall be the legal successor to all the rights and obligations of Rio Largo, on a general basis and for all legal purposes; (v) to approve the Company’s capital increase, in the amount of one thousand Brazilian Reals (R$ 1,000.00), without the issue of new shares. Therefore, the Company’s subscribed capital stock shall henceforth be five hundred and sixty million seven hundred and sixteen thousand two hundred and twenty-nine Brazilian Reals and thirty-one centavos (R$ 560,716,229.31), represented by one hundred and one thousand seven hundred and two (101,702) shares, of which thirty-five thousand one hundred and two (35,102) are common registered shares and sixty-six thousand six hundred (66,600) are preferred registered shares, all without par value. As a consequence of the capital increase, Article 5 of the Company’s Bylaws shall henceforth become effective with the following new wording: “PART II — CAPITAL STOCK. Article 5. The Company’s capital stock is five hundred and sixty million seven hundred and sixteen thousand two hundred and twenty-nine Brazilian Reals and thirty-one centavos (R$ 560,716,229.31), represented by one hundred and one thousand seven hundred and two (101,702) shares, of which thirty-five thousand one hundred and two (35,102) are common registered shares and sixty-six thousand six hundred (66,600) are preferred registered shares, all without par value. Paragraph 1. Each common share shall carry one vote at the Company’s General Meetings of shareholders. Paragraph 2. The issue price of the shares and the conditions and time frames for payment thereof shall be established at a General Meeting, taking into account the applicable elements of economic and financial analysis. Paragraph 3. If the subscriber offers assets as payment of capital, approval shall depend on a resolution passed at an Extraordinary General Meeting, subject to the provisions of article 8 of Law No. 6404 of December 15, 1976. Paragraph 4. The shareholder that fails to pay up, within the established time frames, in whole or in part, its subscribed or acquired shares shall be declared in default and shall be subject to payment of interest at one percent (1%) per month on the payment amount in arrears, adjusted for inflation. Paragraph 5. The shares may be represented by multiple share certificates, which shall comply with legal requirements. Upon the shareholder’s request, the multiple share certificates may be grouped or split and the expenses to that end, which shall never exceed their actual cost, shall be borne by the shareholder concerned. Paragraph 6. The multiple share certificates and the provisional certificates that represent them, if and when issued, shall be signed by two (2) Officers (Diretores). Paragraph 7. Shareholders shall have a preemptive right to subscribe for new shares of the capital stock ratably to the number of shares held thereby. Each shareholder shall exercise its preemptive right over shares identical to those held thereby. Shareholders shall have thirty (30) days from publication of the Minutes of the General Meeting that resolves on the capital increase to exercise their preemptive right. Unsubscribed shares, if any, shall be apportioned, ratably to the subscribed amounts, among the shareholders that requested reservation of unsubscribed shares, and such condition shall be stated in the subscription list.”; and (vi) to authorize the Company’s officers to perform, individually, all acts required for actual formalization of the resolutions approved herein, including all steps required for transfer of the assets of Rio Largo to the Company and for filing and publication of the acts of merger with all competent governmental bodies, as well as any other acts required for good and true compliance with the resolutions approved herein.

Closing and Drawing-up of Minutes: There being no further business to transact, the Chairman offered the floor to whoever wished to take it and, as no one did, the meeting was adjourned for the time necessary to draw up these minutes which, upon reopening of the meeting, were read, approved and signed by all those in attendance. Place and date: Alto Horizonte, State of Goiás, on January 2, 2013. Presiding Board: Chairman: Arão Portugal; Secretary: Maitê Prieto Garcia de Jesus. Shareholders in attendance: Yamana Brazil Holdings B.V., by Arão Portugal, and Yamana International Holdings Coöperatie U.A., by Arão Portugal, the shareholders representing the entire capital stock of the Company. Legal representatives of Mineração Rio Largo S.A.: Arão Portugal and Maria da Graça Montalvão. I certify that this is a true copy of the original transcribed from the proper book.

Alto Horizonte, January 2, 2013

[signature of Arão Portugal, Chairman]

[signature of Maitê Prieto Garcia de Jesus, Secretary]

[stamp of the Board of Trade in the State of Goiás, attesting to filing of this document under No. 52130181943 on January 29, 2013]

[stamp and seals of the Bureau of Vital Statistics and Notary Office in the 30th Subdistrict - Ibirapuera, dated January 24, 2013, certifying the signatures of Arão Portugal and Maitê Prieto Garcia de Jesus]